Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $0.05 SEMIANNUAL CASH DIVIDEND

Newport Beach, CA – March 9, 2009 – American Vanguard Corp. (NYSE:AVD) today announced that its Board of Directors declared a cash dividend of $0.05 per share. The dividend will be distributed on April 15, 2009 to shareholders of record as of March 31, 2009.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are pleased to declare this semi-annual dividend, which continues our history of providing such returns to our shareholders. This dividend reflects the continued confidence that our management and Directors have in American Vanguard’s long-term prospects and supports our commitment to share the Company’s performance success directly with its shareholders.”

Historical Cash Dividends

Year	April(1)	October(1)	Total(1)
2009	$0.050
2008	$0.050	$0.030	$0.080
2007	$0.040	$0.030	$0.070
2006	$0.053	$0.030	$0.083
2005	$0.041	$0.023	$0.064
2004	$0.030	$0.019	$0.049
2003	$0.022	$0.013	$0.035

(1)	As adjusted for stock splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and non-crop applications including public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati (212) 836-9611
williamk@amvac-chemical.com		Lcati@equityny.com

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